Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Farmland Partners Inc. of our report dated February 20, 2025, relating to the December 31, 2024, and 2023 consolidated financial statements and the financial statement schedule, which appears in Farmland Partners Inc. Annual Report on Form 10-K as of December 31, 2024.

/s/ Plante & Moran, PLLC

Denver, Colorado

May 7, 2025